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                                                                     EXHIBIT 2.4


                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT is made and entered into as of the 19th day of November, 1998 but to be made effective as of October 1, 1998, by and among AMERICAN JET ENGINE SERVICES, INC., a Florida corporation (the "Seller"),d/b/a "Amjet, Inc.," ANTON K. KHOURY and HANNA K. KHOURY (collectively referred to as "Shareholders") and AMERICAN AIRCARRIERS SUPPORT ACQUISITION II CORP. (the "Purchaser"), a Florida Subsidiary of AMERICAN AIRCARRIERS SUPPORT, INCORPORATED, a Delaware corporation ("AASI").

                             W I T N E S S E T H:

         WHEREAS, the Seller is engaged in the business of maintenance and overhaul of aircraft parts and engines to commercial and cargo airlines, and aircraft engine leasing and sales companies.

         WHEREAS, the Shareholders own one hundred percent (100%) of the outstanding shares of Seller.

         WHEREAS, the Seller desires to sell and the Purchaser desires to purchase substantially all the operating assets and properties used in the business operations of Seller for cash and certain stock in AASI.

         NOW, THEREFORE, the parties hereto agree that the purpose of this Agreement is to set forth the terms and conditions upon which the Seller has agreed to sell to the Purchaser certain of its business and assets; and the Purchaser has agreed to purchase and pay for such business and assets; and furthermore, the Seller and the Purchaser in consideration of the premises and the mutual agreements contained herein, do hereby agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

         Section 1.1 Assets to be Purchased and Sold.

         (a) Description of Assets. At the Closing (as defined in Section 1.2), the Seller shall sell and convey to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, substantially all the business and assets of the Seller existing and owned by the Seller or used by the Seller in Seller's business



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on the Closing Date (as defined in Section 1.2) relating to Seller's business, other than the Excluded Assets (as defined in Section 1.1(b)). The assets of the Seller to be purchased hereunder (which shall not include the Excluded Assets) are referred to herein as the "Subject Assets," and shall include without limitation:

                  (i) all the Seller's inventory described on Exhibit 1.1(a)(i);

                  (ii) all the Seller's rights to prepaid license fees, deposits, prepaid lease expenses and other rights acquired under any leases, other than Excluded Assets (the "Prepaid Expenses"). The Seller shall prepare a detailed listing of such Prepaid Expenses as of the Closing Date which shall be included as Exhibit 1.1(a)(ii) hereto;

                  (iii) all furniture, fixtures, furnishings, tools, equipment, supplies, parts, accessories, inventories, machinery, shelving, computer equipment, signage, and other tangible personal property of the Seller other than Excluded Assets (the "Tangible Property"), including without limitation the items of Equipment and other Tangible Property described on Exhibit 1.1(a)(iii) hereto and any additions or accessions thereto or substitutions therefor or proceeds thereof;

                  (iv) all rights of the Seller under all contracts, service agreements, advertising agreements, sales contracts, customer orders, leases, licenses, and agreements other than Excluded Assets (the "Contracts"), including without limitation the Seller's rights existing on the Closing Date under the Contracts described or referred to in
         Exhibit 1.1(a)(iv) hereto and Seller and Purchaser shall execute a bill of sale and assignment and assumption agreement to this extent;

                  (v) (A) all rights of the Seller in the name "American Jet Engine Services, Inc." or its d/b/a Amjet, Inc. and any trademarks, tradenames or service marks, and all registrations thereof and pending applications therefor, in connection therewith (the "Name"), and (B) all other tradenames, trademarks, service marks, copyrights, licenses, proprietary rights and technology, patents and registrations


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         thereof or applications therefor, and trade secrets, secret processes
         (whether or not patentable), supplies and vendor lists, customer lists, software, inventions (whether or not patentable), formulae and other property belonging to, used in or appertaining to the Seller's Subject Assets, all as described on Exhibit 1.1(a)(v) hereto (collectively, with the Name, the "Intellectual Property");

                  (vi) books, records, ledgers, files, documents, correspondence, lists, prints, plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials directly related to Seller's business other than Excluded Records (as defined in subsection 1.1(b)(ii) (the "Records");

                  (vii) all the Seller's federal, state and local governmental permits, licenses, and approvals required for the conduct of its business (or held with respect to the assets and operations of the business of the Seller) shall be included on Exhibit 1.1(a)(vii) hereto, and Seller shall make an assignment thereof to the Purchaser to the extent such assignment is permitted by applicable law (the "Licenses");

                  (viii) all the Seller's work-in-process; and

                  (ix) all accounts receivables owned by Seller at Closing and listed on Exhibit 1.1(a)(ix).

         (b) Excluded Assets. The assets to be purchased and sold hereunder, and the term "Subject Assets" as used herein, shall not include the following assets of the Seller existing on the Closing Date (the "Excluded Assets"):

                  (i) The Seller's cash balances as of Closing and any passive investments of Seller as identified on Exhibit 1.1(b)(i).

                  (ii) The Seller's corporate minute books, stock records and income tax records, and other records of the Seller relating exclusively to Excluded Assets (the "Excluded Records"), however with regard to tax return and financial statement information, Purchaser shall have access to such



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         information, including all accounting work papers, for the last three
         (3) years to the extent the same are related to the Seller's business being acquired hereunder as may be periodically requested;

                  (iii) The Seller's tax prepayments listed on Exhibit 1.1(b)(iii).

                  (iv) The personal property listed on Exhibit 1.1(b)(iv).

         Section 1.2 Closing Date. The closing date (the "Closing Date") shall be November 19, 1998, or such other date as may be mutually agreed to by the parties. The closing of this transaction (the "Closing") shall be held at the offices of Homer & Bonner, P.A., Miami, Florida, or such other place as the parties may mutually agree. At the Closing, subject to the fulfillment or waiver of the conditions set forth in Article V, the Seller shall convey the Subject Assets to the Purchaser by appropriate instruments of transfer and the Purchaser shall pay to the Seller the Purchase Price as provided in Sections 1.3 and 1.4.

         Section 1.3 Purchase Price. The final purchase price, subject to any working capital adjustments set forth on Exhibit 1.3, to be paid to the Seller for the Subject Assets (the "Purchase Price") shall be an amount equal to Twelve Million Four Hundred Fifty Thousand Dollars ($12,450,000.00).

         Section 1.4 Payment of Purchase Price. The Purchase Price shall be payable by the Purchaser in cash or cash equivalent as well as Purchaser's stock at Closing. The cash/stock allocation shall be $8,700,000.00 and 625,000 shares of AASI stock. Any stock received shall be subject to restraints on both timing and quantities of shares to be sold as set forth on Exhibit 1.8.

         Section 1.5 No Liabilities Assumed; Liabilities of the Purchaser After Closing. The Purchaser is not assuming any of the Seller's liabilities or obligations, whether known or unknown, contingent or realized, except all trade and accounts payable as of the Closing. Exhibit 1.5(a) lists all trade and accounts payable over $1,000 and other assumed liabilities. Provided, however, all liabilities incurred after the Closing in connection with the Purchaser's operations after the Closing shall be liabilities of the Purchaser. However, Purchaser shall be responsible for payment



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of all premiums and deductibles under Purchaser's Aviation Products and
Grounding Liability Insurance as set forth in the policy attached hereto as
Exhibit 1.5(b), naming as beneficiaries the Seller and the Shareholders, in the amount of $25,000,000 for any product liability claims that may occur. Purchaser agrees to keep in place this policy or one similar in scope and monetary coverage for 3 years. Seller and Shareholder agree to provide Purchaser with reasonable assistence with any disputed assumed liabilities, including without limitation numbers 1, 3, and 4 as listed on Exhibit 1.5.

         Section 1.6 Allocation of Purchase Price. The Purchase Price described in Section 1.3 above will be allocated among the Subject Assets as described on
Exhibit 1.6. The Purchaser and the Seller each agrees that it will adopt and utilize the amounts so allocated on Exhibit 1.6 for purposes of all federal, state and other tax returns filed by it and will not voluntarily take any position inconsistent therewith upon examination of any such tax return, in any claim, in any litigation or otherwise with respect to such tax returns. Notwithstanding any other provisions of this Agreement, the foregoing representation, warranty and agreement shall survive the Closing Date without limitation.

         Section 1.7 Status of Stock Issued. The shares of AASI stock to be issued to the Seller will be "Restricted Stock" and will not have been registered under the Securities Act of 1933, as amended, or under any laws of any state, and will bear the following legend in addition to any other legends required by state law or by other agreements executed contemporaneously herewith:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR ANY STATE SECURITIES ACT, AND ARE "RESTRICTED SECURITIES" WITHIN THE MEANING OF SUCH ACTS. THE SHARES MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISTRIBUTED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER SUCH ACTS OR THE RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

         Section 1.8 Registration Rights. AASI shall file a Registration Statement with the Securities and Exchange Commission registering the shares of stock issued to the Seller upon request



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of the Seller after July 1, 1999, and shall use its best efforts to cause the
Registration Statement to be filed not more than six months after the date of such request and to become effective as soon as practicable thereafter. Furthermore, Purchaser shall maintain such effectiveness for a period of one year or for such time-frame as is required before the shares have met all of the Rule 144 holding periods in order to be freely transferable. Purchaser shall pay all expenses incident to such Registration Statement, except for any commissions or taxes related to the sale of the shares thereunder. Such registration rights shall be in accordance with, and subject to, the terms and provisions of the form of Registration Rights Agreement attached as Exhibit 1.8 hereto. Notwithstanding anything in this paragraph to the contrary, any shares not sold pursuant to a registration statement shall continue to have "piggy back" rights set forth in Exhibit 1.8.

         Section 1.9 Board of Directors of AASI. After November 19, 1998, AASI shall create one seat on its Board of Directors for one of the shareholders and will invite the non-director/shareholder to attend all Board of Director's meetings as the Board of Directors' special guest. The Board of Directors will support the nomination of one shareholder to the Board of Directors for a two-year term, and will then nominate the non-director/shareholder to the Board of Directors for the following two-year term, with such two-year rotation to continue unless otherwise requested, in writing, by both shareholders. AASI will first nominate Anton K. Khoury to the Board of Directors, and the two-year rotation will begin as of AASI's annual meeting in June 1999.

                                   ARTICLE II

          REPRESENTATIONS AND WARRANTIES OF THE SELLER AND SHAREHOLDERS

         To induce the Purchaser and AASI to enter into this Agreement and to purchase the Subject Assets, the Seller and Shareholders, jointly and severally, represent and warrant that the statements contained in this Article II are correct and complete as of the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule").


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         Section 2.1 Organization of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. These representations and warranties shall survive five (5) years from the date of the Closing.


         Section 2.2  Subsidiaries and Foreign Qualification.

         (a) Subsidiary. The Seller has no subsidiaries and no other equity investments in any other corporation, partnership, joint ventures or other business entity.

         (b) Foreign Qualification. The Seller has qualified to transact business as a foreign corporation in the following jurisdictions as indicated on
Exhibit 2.2, and the nature and location of the Seller's business and assets is such that no further qualification is required. These representations and warranties shall survive five (5) years from the date of the Closing.

         Section 2.3 Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes a valid and legally binding obligation of the Seller and Shareholders, enforceable in accordance with its terms and conditions. These representations and warranties shall survive five (5) years from the date of the Closing.

         Section 2.4 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the charter or bylaws of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest, or other arrangements to which the


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Seller is a party or by which it is bound or to which any of its assets is subject, except with respect to the required third party consents identified on
Section 2.4 of the Disclosure Schedule. Except as set forth in Section 2.16, Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement. These representations and warranties shall survive five (5) years from the date of the Closing.

         Section 2.5 Financial Statements; Books and Records. Seller has delivered to Purchaser and AASI financial statements of Seller prepared by Cherry Bekaert & Holland for the year ended December 31, 1997 and August 31, 1998 (together the "Financial Statements"). All of the information provided to Cherry Bekaert & Holland used to prepare the financial statements is correct and complete. The Financial Statements present fairly and materially the financial position of Seller as at such dates and the results of operations for the periods then ended, except that the Financial Statements are subject to normal year-end adjustments. To the best of Seller's knowledge, the results of the Seller, as indicated in the Financial Statements were not dependent in any way upon, and the income shown therein is not greater than it would have been in the absence of, any other business in which Seller has an interest and the transfer of whose assets is not included herein, except for any intercompany transactions that may have occurred with Global Air Spares, Inc. and Atlantic Airmotive, Corp.

         Except for Exhibit 2.5, none of the records, systems, data or information of the Seller is recorded, stored, maintained, operated or otherwise, wholly or partly, dependent on or held or accessible by any means (including, but not limited to, an electronic, mechanical or photographic process, computerized or not) which are not under the exclusive ownership and direct control of the Seller.

         The books of account, minute books and other material business records of the Seller are complete and correct and have been maintained in accordance with sound business practices. The Seller has:

         (a) made and kept its books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets, and


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         (b) devised and maintained a system of internal accounting control sufficient to provide reasonable assurances that:

                  (i) transactions are executed in accordance with management's general or specific authorization;

                  (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP (if Seller were to have used GAAP) or any other criteria applicable to such statements, and (B) to maintain accountability for assets;

                  (iii) access to assets is permitted only in accordance with management's general or specific authorization;

                  (iv) the recorded accountability for assets as compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and

                  (v) the accounts/trade payables set forth on Exhibit 1.5 were incurred in the ordinary course of business and except as set forth on
         Exhibit 2.5(b)(v), no disputes exist thereto.

         Section 2.6 Absence of Certain Changes or Events . Since September 30, 1998, there has not been any material adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Seller's business except as occurring in the ordinary course of business. Without limiting the generality of the foregoing, since that date:

         (a) the Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, used in the business other than for a fair consideration in the ordinary course of business;

         (b) with respect to Seller's business, the Seller has not entered into any contract lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) either involving more than $5,000 or outside the ordinary course of business;


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         (c) except as set forth on Exhibit 2.6(c), with respect to Seller's business, no party (including the Seller) has accelerated, terminated, modified, or canceled any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) involving more than $5,000 to which the Seller is a party or by which it is bound subject to the limitations set forth in section 2.12;

         (d) the Seller has not imposed any security interest upon any of its assets, tangible or intangible;

         (e) with respect to Seller's business, the Seller has not made any capital expenditure (or series of related capital expenditures) either involving more than $5,000 or outside the ordinary course of business;

         (f) with respect to Seller's business, the Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans, and acquisitions) either involving more than $5,000 or outside the ordinary course of business;

         (g) with respect to Seller's business, the Seller has not created, incurred, assumed, or guaranteed any indebtedness (including capitalized lease obligations) either involving more than $5,000 or outside the ordinary course of business;

         (h) with respect to Seller's business, the Seller has not delayed or postponed (beyond its normal practice) the payment of accounts payable and other Liabilities;

         (i) with respect to Seller's business, the Seller has not canceled, compromised, waived, or released any right or claim (or series or related rights and claims) either involving more than $5,000 or outside the ordinary course of business;

         (j) with respect to Seller's business, the Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

         (k) there has been no change made or authorized in the charter or bylaws of the Seller other than those contemplated herein;


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         (l) with respect to Seller's business, the Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

         (m) with respect to Seller's business, the Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business giving rise to any claim or right on its part against the person or on the part of the person against it;

         (n) with respect to Seller's business, the Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

         (o) except as set forth in Exhibit 2.6(o), with respect to Seller's business, the Seller has not granted any increase outside the ordinary course of business in the base compensation of any of its directors, officers, and employees;

         (p) with respect to Seller's business, the Seller has not adopted any
(i) bonus, (ii) profit-sharing, (iii) incentive compensation, (iv) pension, (v) retirement, (vi) medical, hospitalization, life, or other insurance, (vii) severance, or (viii) other plan, contract, or commitment for any of its directors, officers, and employees, or modified or terminated any existing such plan, contract, or commitment;

         (q) with respect to Seller's business, the Seller has not made or pledged to make any charitable or other capital contribution outside the ordinary course of business;

         (r) with respect to Seller's business, the Seller has not delayed payment of any amount to any third party with respect to any Liability or obligation (including any costs and expenses the Seller has incurred or may incur in connection with this Agreement or any of the transitions contemplated hereby); and

         (s) with respect to Seller's business, there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the ordinary course of business involving the Seller.


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         Section 2.7 Undisclosed Liabilities. Except as set forth on Exhibit
2.7, with respect to the Seller's business, the Seller has no Liability (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the September 30, 1998 Balance Sheet and (ii) Liabilities which have arisen after September 30, 1998 in the ordinary course of business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand).

         Section 2.8 Tax Matters.

         (a) The Seller has filed all tax returns that it was required to file. All taxes owed by the Seller (whether or not shown on any tax return) have been paid. The Seller currently is not the beneficiary of any extension of time within which to file any tax return. No claim has ever been made by an authority in a jurisdiction where the Seller does not file tax returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of any of the Seller that arose in connection with any failure (or alleged failure) to pay any tax.

         (b) The Seller has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

         (c) No officer (or employee responsible for tax matters) of the Seller expects any authority to assess any additional taxes for any period for which tax returns have been filed. There is no dispute or claim concerning any tax liability of the Seller either (i) claimed or raised by any authority in writing or (ii) as to which any of officers (and employees responsible for tax matters) of the Seller has knowledge based upon personal contact with any agent of such authority.

         (d) All ad valorem property taxes for 1998 and all years prior to 1998 imposed on the Seller with respect to, or which may become a lien on, the Subject Assets have been paid in full.


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         Section 2.9 Furniture, Equipment, Etc. The Seller has good and marketable title to the Tangible Property, free and clear of all liens, charges, security interests, easements, reservations, restrictions, encumbrances and other defects in title (collectively, "Encumbrances"), has the right to convey such Tangible Property to the Purchaser, at the Closing shall have conveyed to the Purchaser good and marketable title to such Tangible Property free and clear of all Encumbrances, and will warrant and defend the title to such Tangible Property in the Purchaser against the lawful claims of all persons whomsoever.

         Except as set forth in Section 2.9 of the Disclosure Schedule, none of the Tangible Property is leased by the Seller from any other party. There is no default under the leases described on Section 2.9 of the Disclosure Schedule and such leases are valid and enforceable in accordance with their terms.

         All Tangible Property is in good operating condition and repair, ordinary wear and tear excepted.

         The Purchaser has had reasonable opportunity to inspect all Tangible Property and to conduct due diligence on the Tangible Property.

         Section 2.10 Inventory. The Seller has good and marketable title to the Inventory described on the September 30, 1998 Balance Sheet and listed on
Exhibit 1.1(a)(i), free and clear of all Encumbrances, has the right to convey such Inventory to the Purchaser, at the Closing will convey to the Purchaser good and marketable title to such Inventory, free and clear of all Encumbrances, and will warrant and defend the title to such Inventory in Purchaser against the lawful claims of all persons whomsoever.

         The level of Inventory at Closing will not vary materially from that shown on September 30, 1998 Balance Sheet and will not exceed normal inventory levels necessary to conduct the Seller's business in the ordinary course of the Seller's business. The Purchaser has had reasonable opportunity to inspect this inventory and to conduct due diligence on this inventory.

         Section 2.11 Intellectual Property. The Seller has exclusive rights to use the Intellectual Property described on Exhibit 2.11


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in connection with its business as and where now conducted and the use of the
Intellectual Property by the Seller in its business as and where now conducted does not violate or infringe the rights of any other person, nor is the Seller a party to any agreement with any other person or entity with respect to the use of the Intellectual Property.

         Section 2.12 Contracts. With respect to Seller's business, Exhibit 1.1(a)(iv) lists the following contracts, agreements, and other written arrangements to which the Seller is a party:

         (a) any written arrangement for the lease of personal property from or to third parties providing for lease payments;

         (b) any written on-going arrangement for the purchase or sale of raw materials, commodities, supplies, products, or other personal property or for the furnishing or receipt of services;

         (c) any written arrangement concerning a partnership or joint venture;

         (d) any written arrangement under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a security interest on any of its assets, tangible or intangible;

         (e) any written arrangement concerning confidentiality or competition;

         (f) any written arrangement involving any of the Seller's stockholders and its affiliates;

         (g) any written arrangement with any of its directors, officers, and employees in the nature of a collective bargaining agreement, employment agreement, or severance agreement;

         (h) to the Seller's knowledge, any written arrangement under which the consequences of a default or termination could have an adverse effect on the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of Seller's business; or


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         (i) any other written arrangement either involving more than $5,000 or not entered into in the ordinary course of business.

         The Seller has delivered to the Purchaser and AASI a correct and complete copy of each written arrangement listed in Exhibit 1.1(a)(iv). With respect to each Contract: (i) the written arrangement is legal, valid, binding, enforceable, and in full force and effect; (ii) the written arrangement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; and (iv) no party has repudiated any provision of the written arrangement. The Seller is not a party to any verbal contract, agreement, or other arrangement, which, if reduced to written form, would be required to be listed in Exhibit 1.1(a)(iv) under terms of this
Section 2.12. The contracts and arrangements on Exhibit 1.1(a)(iv) constitute all of the agreements, contracts, arrangements and rights necessary to conduct the Seller's business as it is presently conducted and presently proposed to be conducted. Seller discloses that all contracts for work-in-process are subject to a hold at the direction of the customer; however, Seller represents that Seller has not taken as a credit a deposit for work-in-process without having completed the corresponding amount of work on the contract.

         To Seller's knowledge, no filled customer order or commitment of the Seller's business obligating the Seller to process, manufacture, or deliver products or perform services will result in a loss to the Seller upon completion of performance. No purchase order or commitment of the Seller with respect to Seller's business is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder. To Seller's knowledge, no supplier of the Seller has indicated within the past year that, with respect to Seller's business, it will stop, or decrease the rate of, supplying materials, products, or services to them and no customer of the Seller has indicated within the past year that it will stop, or decrease the rate of, buying materials, products, or services from it.

         Section 2.13  Software and Information Systems.

         (a) Section 2.13 of the Disclosure Schedule sets forth an accurate and complete list and summary description of all the software used in and related to Seller's business ("Software"). The Software identified on Section 2.13 of the Disclosure Schedule is all the software necessary for the operation of Seller's business as it is presently conducted and as presently proposed to be conducted.
Section 2.13 of the Disclosure Schedule identifies or describes (i) Software which is owned by the Seller and (ii) Software which is licensed to the Seller by third parties.

         (b) Seller does not sell, license, sublicense or otherwise market Software to third parties and has not entered into any Contract that grants any third party a license or sublicense in Software. Seller has not entered into any Contract, other than those Contracts listed on Section 2.13(b) of the Disclosure Schedule, that restricts Seller's use of Software or that obligates Seller to maintain, enhance, protect or otherwise take any action with respect to Software.

         (c) Except as is set forth in Section 2.13(c) of the Disclosure Schedule, all Software that Seller uses includes four digit format for the indication of the relevant year and, at no additional costs to Purchaser, and without human intervention, will correctly recognize and correctly process data and formulas relating to the year 2000 and beyond and provide all such date-related data and formulas used by other applications in a format that will permit the correct recognition and processing of data by the other applications. Seller, except as disclosed in this Section 2.13 is not aware of any year 2000
(Y2K) issues with any major customers and suppliers. However, Seller has not conducted an independent investigation into such issues with respect to its major customers and suppliers.

         (d) To Seller's knowledge, except as set forth in Section 2.13(d) of the Disclosure Schedule, there are no defects or errors in the Software, which defects or errors could materially and adversely affect Purchaser's or any licensee's use of the Software or the functioning of the Software in accordance with the specifications for the Software.

         Section 2.14 Real Property Leases. With respect to Seller's business,
Section 2.14 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the

Seller. The Seller has described, in sufficient detail, the terms of the leases and subleases listed in Section 2.14 of the Disclosure Schedule. With respect to each lease and sublease listed in Section 2.14 of the Disclosure Schedule:

         (a) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

         (b) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

         (c) no party to the lease or sublease has repudiated any provision thereof;

         (d) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

         (e) with respect to each sublease, the representations and warranties set forth in subsections (a) through (e) above are true and correct with respect to the underlying lease;

         (f) the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

         (g) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

         (h) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations.

         Section 2.15 Accounts Receivable. All accounts receivable of the Seller with respect to Seller's business are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are presently current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts, which is $34,200, set forth on the face of the September 30, 1998 Balance Sheet as adjusted for the passage of time in accordance with the past custom and practice of the Seller. In the event that 180 days after Closing there is any account receivable overdue and outstanding over and above the reserve for bad debt and indemnification limits of Article 6 for which Purchaser seeks indemnification from Seller, then Purchaser shall notify Seller, in writing, of the specific account receivable and the specific dollar amount of the deficiency. Seller shall promptly remit payment to purchaser for the amount of the uncollected accounts receivable (less the reserve for bad debt and indemnification limits of Article 6). Purchaser shall then assign and transfer to Seller the uncollected accounts receivable by execution of appropriate documents. After such assignment to Seller, Seller shall be entitled to collect for their own account the accounts receivable assigned by Purchaser to Seller and to take any action in connection with such accounts receivable that Seller deems reasonable and appropriate, provided that Seller keep Purchaser informed of Seller's actions, and if Purchaser receives payment for any such assigned accounts receivable, Purchaser shall promptly transfer such payments to Seller.

         Section 2.16 Licenses. The rights of the Seller under the Licenses described or referred to in Exhibit 1.1(a)(viii) are valid and enforceable by the Seller in accordance with their respective terms. Neither the Seller nor the other parties thereto are in default in any material respects (nor does any circumstance exist which, with notice or the passage of time or both, would result in such a default) under the Licenses. The parties further acknowledge that subsequent to the closing of the instant agreement, Purchaser will be required, pursuant to 14 C.F.R. ss.145.15 to apply for an amended certificate pursuant to 14 C.F.R. ss.145.11. Prior to the grant of the amended certificate, Seller and Purchaser shall act under the Seller's old certificate as may be legally permissible to continue without interruption the operation of the Seller. Seller does not make any representation as to the validity of such arrangement or to the permissible term of such an arrangement.

         Section 2.17 Litigation. Section 2.17 of the Disclosure Schedule sets forth each instance in which the Seller or the

Shareholders (i) are subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge or (ii) are a party to the knowledge of any officers (and employees with responsibility for litigation matters) of the Seller or is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 2.17 of the Disclosure Schedule could result in any adverse change in the assets, liabilities, business, financial condition, operations, results of operations, or future prospects of Seller's business. None of the officers or shareholders (and employees with responsibility for litigation matters) of the Seller have any reason to believe that any such charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against the Seller.

         Section 2.18 Employees.

         (a) Employee Census. Seller has furnished an accurate employee census, detailing the Employee's date of hire, salary, benefits and other pertinent information in Section 2.18 of the Disclosure Schedule. There shall have been no material increase in any compensation paid or payable to the employees of Seller unless otherwise disclosed and agreed to by Purchaser. Any increase in compensation paid or payable to the employees of Seller from September 30, 1998 through Closing is set forth on Section 2.18(a) of the Disclosure Schedule.

         (b) No Contracts or Future Contracts. To the Seller's knowledge, Seller has no employment contracts that cannot be terminated without liability and further, Seller will not contact any employees to work for Seller after closing without first obtaining Purchaser's written permission.

         (c) Restrictions on Employees. To the Seller's knowledge, no officer or employee of the Seller is subject to any agreement with any other person or entity which requires such officer or employee to assign any interest in inventions or other intellectual property or keep confidential any trade secrets, proprietary data, customer lists or other business information or which restricts such officer or employee from engaging in competitive activities or solicitation of customers.

         (d) Retention of Employees. Seller has no employment contracts, written or oral, with any employee of Seller that is not terminable at Seller's discretion and with no commitment or obligation of severance pay or benefits except as described in Section 2.18 of the Disclosure Schedule. Seller shall be responsible for any severance or wrongful termination claims each of these employees may have and agrees to indemnify Purchaser from the same occurring prior to the Closing or resulting from any dispute as to a separation bonus with the Seller. Purchaser shall be responsible for any severance or wrongful termination claims each of these employees may have and agrees to indemnify Seller from the same occurring subsequent to the Closing.

         (e) Employee Benefits. Section 2.18 of the Disclosure Schedule lists all employee benefit plans that the Seller maintains or to which the Seller contributes for the benefit of any current or former employee of the Seller ("Employee Benefit Plan").

         (f) ERISA Matters.

                  (i) Except as set forth on Section 2.18 of the Disclosure Schedule, the Seller (or any person or entity under "common control" with it ("ERISA Affiliates"), as "common control" is defined under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") does not maintain or contribute to, or has not maintained or contributed to, any bonus, pension, profit sharing, deferred compensation, retirement, hospitalization, medical or dental reimbursement, severance pay, vacation pay, disability, death benefit, insurance, and other similar plans, programs, or arrangements providing benefits to the employees of the Seller (including but not limited to "employee pension benefit plans" and "employee welfare benefit plans" within the meaning of Section 3(1) and 3(2) of ERISA ("Pension Benefit Plans") and Welfare Benefit Plans" respectively)). The Seller has delivered to Purchaser true copies of all plans set forth in Section
         2.18 of the Disclosure Schedule.

                  (ii) Neither the Seller nor its ERISA Affiliates have or have ever had an obligation to contribute to a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

                  (iii) Each Welfare Benefit Plan has been funded and will continue to be funded in accordance with its terms through the Closing Date, including the payment of applicable premiums, for coverage through Closing Date, on any insurance contract funding a Welfare Benefit Plan.

                  (iv) Each Welfare Benefit Plan which is a "group health plan," as defined in Section 607(1) of ERISA has been operated in material compliance with the provisions of Part 6 of Title I of ERISA and
         Section 4980B of the Code at all times. Section 2.18 of the Disclosure Schedule has a complete and accurate list of all present and former employees of the Seller and their respective beneficiaries who, as of the date hereof, are receiving or who are eligible to elect to receive benefits pursuant to such group health plans and the provisions of ERISA and the Code as well as the current hourly pay or yearly salary.

         Section 2.19 Environmental Matters.

         (a) Except as set forth in Section 2.19(a) of the Disclosure Schedule, the Seller and the property owned or used in its business are, and at all times have been, in compliance with all applicable Federal, state and local statutes, laws, ordinances, regulations and codes related in any way to Hazardous Materials (as hereinafter defined) and underground storage tanks. As used herein, Hazardous Materials shall mean solid waste (as that term is defined in the Resource Conservation and Recovery Act, 42 U.S.C.A. ss.6901, et seq, and the regulations adopted pursuant thereto), hazardous substances (as that term is defined in the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C.A. ss.9601, et seq, and the regulations adopted pursuant thereto), and other pollutants, including, without limitation, any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, acids, alkaloids or chemicals.

         (b) Except as set forth in Section 2.19(a) of the Disclosure Schedule, during Seller's occupancy of the property used in its business, no Hazardous Materials have been generated, treated, stored or disposed of at, or transported to or form, the Seller or the property owned or used in the Seller's business at any time.

         (c) Except as set forth in Section 2.19(c) of the Disclosure Schedule, to Seller's knowledge no asbestos or materials containing asbestos have been installed, used, treated, stored or disposed of by the Seller in or on property owned or used by the Seller at any time.

         (d) To Seller's knowledge, except as set forth in Section 2.19(d) of the Disclosure Schedule, during Seller's occupancy of the property used in its business, no polychlorinated biphenyls are located on or in the facilities of the Seller or any property owned or used by the Seller at any time.

         (e) Except as set forth in Section 2.19(e) of the Disclosure Schedule, the Seller holds all necessary permits or licenses to enable it to comply with all statutes, laws, ordinances, regulations and codes related in any way to Hazardous Materials or underground storage tanks.

         (f) Except as set forth in Section 2.19(f) of the Disclosure Schedule, no notice has been served on the Seller or any of its directors, officers or shareholders from any entity, governmental body or individual claiming violation of any statute, law, ordinance, regulation or code related in any way to Hazardous Materials or underground storage tanks, requiring compliance with any statute, law, ordinance, regulation or code related in any way to Hazardous Materials or underground storage tanks, or demanding payment of or contributions for damage regarding the Seller or property owned or used by the Seller related in any way to Hazardous Materials or underground storage tanks, including without limitation, damages to the environment or natural resources.

         Section 2.20 Legal Compliance.

         (a) To the knowledge of the Seller, and with respect to Seller's business, the Seller has complied with all laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against the Seller alleging any failure to comply with any such law or regulation.

         (b) With respect to Seller's business, to Seller's knowledge the Seller has complied with all applicable laws (including rules and regulations thereunder) relating to the employment of labor, employee civil rights, and equal employment opportunities.

         (c) With respect to Seller's business, the Seller has not violated in any respect or received a notice or charge asserting any violation of the Sherman Act, the Clayton Act, The Robinson-Patman Act, or the Federal Trade Commission Act, each as amended.

         (d) With respect to Seller's business, the Seller has not:

                  (i) made or agreed to make any contribution, payment, or gift of funds or property to any governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under the laws of any federal, state, local, or foreign jurisdiction;

                  (ii) established or maintained any unrecorded operating asset for any purpose; or

                  (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local, or foreign public office.

         (e) To Seller's knowledge, with respect to Seller's business, the Seller has filed in a timely manner all reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all respects) under all applicable laws (including rules and regulations thereunder).

         (f) To Seller's knowledge, with respect to Seller's business, the Seller has possession of all records and documents it was required to retain under all applicable laws (including rules and regulations thereunder).

         Section 2.21 Product Warranty. With respect to Seller's business, each service provided, engine, overhauled parts and other parts and products manufactured, sold, leased, or delivered by the Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and, with respect to Seller's business, the Seller has no liability (and to Seller's knowledge there is no present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against any service, engine, overhauled parts or other parts and products giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, except as is disclosed in Section 2.21 of the Disclosure Schedule. With respect to Seller's business, no service, engine, overhauled parts or other parts and products manufactured, sold, leased, or delivered by the Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. With respect to Seller's business, Section 2.21 of the Disclosure Schedule includes copies of the standard invoices (containing terms and conditions of services provided, terms and conditions of sale or lease, applicable guaranty, warranty, and indemnity provisions).

         Upon receipt of a notice of supposed claim for warranty, after the Closing other than any assumed liability as described in Exhibit 1.5, for contracts completed by Seller prior to the Closing, Seller shall promptly provide the details of the warranty claim to Purchaser. Purchaser then has the right, in its sole discretion, to assume such warranty claim, and Purchaser shall promptly notify Seller of its decision. In the event that Purchaser assumes such warranty claim, then Seller shall have no further financial obligation for such warranty claim set forth in Section 2.21. In the event that Purchaser declines to assume such warranty claim, then Seller may, in its sole discretion, determine whether such claim is a valid claim for warranty and whether it will honor such claim. However, in no event is Seller responsible for any warranty beyond that expressly stated in the standard warranty. In the event that Seller determines to honor such warranty claim, then Purchaser agrees to provide all labor for the warranty claim at no charge and to provide all parts, in stock, at cost. In the event that Seller determines not to honor the warranty claim for any reason, then Seller may take all steps that it deems reasonable and necessary to defend against such claim.

         Section 2.22 Product Liability; Product Safety. Except as set forth on
Section 2.22 of the Disclosure Schedule, the Seller has no liability (and to Seller's knowledge there is no present of future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any liability) arising out of any injury to persons or property as a result of a service performed by Seller or as a result of the ownership, possession, or use of any engine, overhauled part or other parts and products manufactured, sold, leased, or delivered by the Seller.

         Except as set forth on Section 2.22 of the Disclosure Schedule, the Seller has not been required to file any notification or other report with or to provide information to any product safety agency, commission, board or other governmental authority of any jurisdiction concerning actual or potential hazards with respect to any service Seller has provided or with respect to any engine, overhauled parts or other parts and products manufactured or sold by Seller. Each service performed by Seller, engine, overhauled part and other parts and products manufactured, distributed or sold by Seller complies in all material respects of all product safety standards or each applicable product safety agency, commission, board or other governmental authority. The Seller has not made any misrepresentation or furnished any information containing any material omission to any products safety testing laboratory or a similar organization. The Seller has not failed to obtain approval of any product, component or process which is used, manufactured or licensed by the Seller in the conduct of its business which is legally required to be approved by any independent or government-sponsored testing laboratory, industry, trade association or similar body agency or association.

         Section 2.23 Insurance. Section 2.23 of the Disclosure Schedule lists all policies of insurance owned by the Seller and now in effect insuring all its business, assets and personnel, and sets forth for such policy the name of the insurer, the type of coverage, the amount of coverage, the term thereof and the annual premium.

         Section 2.24 Disclosure. To the best of Seller's knowledge, none of the representations or warranties of Seller contained herein, none of the information contained in the Disclosure Schedule referred to in this Article II and none of the other information or documents furnished to the Purchaser pursuant to the terms of this Agreement is or will be false or misleading in any material respect, or omits or will omit to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. To Seller's knowledge, there is no fact which adversely affects or in the future is likely to affect adversely the Subject Assets or the Seller's business in any material respect which has not been set forth or referred to in this Agreement, Exhibits or the Schedules hereto.

         Section 2.25 Other Representations and Warranties of Seller and Shareholders.

         (a) Knowledge Respecting Purchaser and AASI. Seller and Shareholders
(i) know or have had the opportunity to acquire all information concerning the business affairs, financial condition, plans and prospects of Purchaser and AASI that they deem relevant to make a fully informed decision respecting the acquisition of the stock; (ii) have been encouraged and have had the opportunity to rely upon the advice of their legal counsel and accountants and other advisers with respect to the acquisition of the stock; and (iii) have had the opportunity to ask such questions and receive such answers and information respecting, among other things, the business, affairs, financial condition, plans and prospects of Purchaser and AASI and the terms and conditions of the acquisition of the stock as they have requested so as to more fully understand their investment.

         (b) Absence of Representations and Warranties. Seller and Shareholders confirm that neither Purchaser and AASI nor anyone purportedly acting on behalf of Purchaser and AASI has made any representations, warranties, agreements or statements other than those contained herein respecting the business, affairs, financial condition, plans or prospects of Purchaser and AASI nor have Seller and Shareholders relied on any representations, warranties, agreements or statements in the belief that they were made on behalf of the foregoing nor has Seller or Shareholders relied on the absence of any such representations, warranties, agreements or statements in reaching their decision to acquire the stock.

         (c) No Distribution. Seller and Shareholders are acquiring the stock for their own account without a view to public distribution or resale, and they have no contract, undertaking, agreement or arrangement to transfer, sell or otherwise dispose of any of the stock or any interest therein to any other person, except as provided herein. Further, Seller and Shareholders agree that they shall make no attempted sales or transfers of any of the AASI stock prior to July 1, 1999, except for distributions to

Shareholders or unless registered under piggy-back rights as set forth in
Exhibit 1.8.

         (d) Shares to be Restricted. Seller and Shareholders understand that the stock will remain "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "1933 Act") until registered or the holding period under Rule 144 is met.

         (e) No Registration. Seller and Shareholders understand that the stock will not be registered under the 1933 Act, state law and the securities laws of any other jurisdiction and must be held indefinitely without any transfer, sale or other disposition unless the stock is subsequently registered under the 1933 Act, state law and the securities laws of any other applicable jurisdictions pursuant to any attaching "piggy-back" rights or, in the opinion of counsel for Purchaser, registration is not required under such Acts or laws as the result of an available exemption.

         (f) Legend of Certificates. Seller and Shareholders understand that there shall be endorsed on the certificates evidencing the stock a legend substantially to the following effect:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR ANY STATE SECURITIES ACT, AND ARE "RESTRICTED SECURITIES" WITHIN THE MEANING OF SUCH ACTS. THE SHARES MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISTRIBUTED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER SUCH ACTS OR THE RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED."

         (g) Restrictions on Other Securities. Seller and Shareholders understand that, except upon certain limited circumstances, the restrictions on the sale, transfer and disposition of the stock will also apply to any and all shares of capital stock or other securities issued or otherwise acquired with respect to the stock including, without limitation, shares and securities issued or acquired as a result of any stock dividend, stock split or exchange or any distribution of shares or securities pursuant to any corporate reorganization, reclassification or similar event.

         (h) Stop Orders. Seller and Shareholders understand that Purchaser and AASI and its transfer agent may refuse to effect a transfer, sale or other disposition of any of the stock by Seller or Shareholders' or their successors or assigns otherwise than as contemplated hereby.

         (i) No Governmental Approval. Seller and Shareholders understand that no federal or state agency has approved or disapproved the stock, passed upon or endorsed the merits of the offering of the stock, or made any finding or determination as to the fairness of the stock for investment.

                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND AASI

         To induce the Seller to enter into this Agreement and to sell the Subject Assets, the Purchaser and AASI hereby represent and warrant that the statements contained in this Article III are correct and complete as of the Closing Date, except as set forth in the Disclosure Schedule.

         Section 3.1 Organization of the Purchaser. The Purchaser and AASI are corporations duly organized, validly existing, and in good standing under the laws of the jurisdiction of their incorporation.

         Section 3.2 Authorization of Transaction. The Purchaser and AASI have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Purchaser and AASI, enforceable in accordance with its terms and conditions.

         Section 3.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to herein), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Purchaser is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest, or other arrangement to which the Purchaser and AASI is a party or by which it is bound or to which any of its assets is subject. The Purchaser and AASI do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental agency in order for the parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to herein). The Purchaser and AASI warrant and represent that they have obtained all necessary consents from NationsBank to obtain all funds necessary to complete the transactions contemplated herein.


         Section 3.4 Capital Structure. The capital structure of AASI has been accurately disclosed in its public filings. To date, the stock options disclosed in the 1998 Omnibus Stock Option Plan are the only stock options issued by AASI. To date, the warrants issued to the underwriter described in AASI's registration statement and prospectus are the only warrants issued and outstanding on AASI.

         Section 3.5 No Material Misstatements or Omissions. None of the representations and warranties of the Purchaser and AASI contained herein, and none of the information or documents furnished to the Seller pursuant to the terms of this Agreement is or will be false or misleading in any material respect, or omits or will omit to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. To Purchaser's knowledge and without regard to any general stock market conditions which may effect Seller's investment, there is no fact which adversely affects or in the future is likely to affect adversely the Seller in any material respect which has not been set forth or referred to in this Agreement, Exhibits or the Schedules hereto. The transaction is exempt from the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

         Further, Purchaser and AASI (i) know or have had the opportunity to acquire all information concerning the business affairs, financial condition, plans and prospects of Seller that they deem relevant to make a fully informed decision respecting the acquisition of the assets; (ii) have been encouraged and have had the opportunity to rely upon the advice of their legal counsel and accountants and other advisers with respect to the acquisition of the assets; and (iii) have had the opportunity to ask such questions and receive such answers and information respecting, among other things, the business, affairs, financial condition, plans and prospects of Seller and the terms and conditions of the acquisition of the assets as they have requested so as to more fully understand this Agreement.

                                   ARTICLE IV

                        CERTAIN COVENANTS AND AGREEMENTS

         Section 4.1 Change of the Seller's Name. Promptly after the Closing, and in no event later than thirty (30) days following the Closing, the Seller will take all action necessary to discontinue use of the Name and to enable the Purchaser exclusively to use the Name, and at the Closing shall deliver to the Purchaser all documents necessary to accomplish the foregoing. Seller may remain in existence for the sole purpose of completing the liquidation and distribution of the assets of Seller for up to three (3) years. Notwithstanding the foregoing, Shareholders may utilize Seller for effective tax planning.

         Section 4.2 Maintenance of Records. Inasmuch as certain of the Seller's books, records and documents are to be included as Subject Assets and sold to the Purchaser hereunder, and certain other of the Seller's books, records and documents are Excluded Assets to be retained by the Seller hereunder, and the Purchaser or the Seller may have need to have access to the books, records and documents held by the other after the Closing, the Purchaser and the Seller agree that they shall each maintain for at least three years after the Closing Date (or for such longer period as may be required by applicable law) the respective books, records and documents sold or retained hereunder. During such period, representatives of the Purchaser shall be permitted to inspect and make copies of such books, records, accounting work papers and other documents retained by the Seller during normal business hours and upon reasonable notice for purposes related to the continuation by the Purchaser of the Seller's business; and representatives of the Seller shall be permitted to inspect and make copies of the books, records and documents sold to the Purchaser during normal business hours and upon reasonable notice for purposes related to winding up its affairs.

         Section 4.3 Further Assurances. The Seller, the Shareholders, the Purchaser and AASI each hereby covenants and agrees with the other that at any time and from time to time each will promptly execute and deliver to the other such further assurances, instruments and documents and take such further action as the other may reasonably request in order to carry out the full intent and purpose of this Agreement.

         Section 4.4 Fees and Expenses. The Seller, the Shareholders and the Purchaser shall each bear their own expenses in connection with the negotiation and preparation of this Agreement and their consummation of the transactions contemplated hereby, including without limitation the fees and expenses of their respective counsel, accountants and consultants. Purchaser shall pay for the audits performed by Cherry Bekaert & Holland, CPA.

         Section 4.5 No Brokers. The Seller, the Shareholders and the Purchaser each represent and warrant to the other that no broker or finder has been involved or engaged by it in connection with the transactions contemplated hereby, and each hereby agrees to indemnify and save harmless the other from and against any and all broker's or finder's fees, commissions or similar charges incurred or alleged to have been incurred by the indemnifying party in connection with the transactions contemplated hereby and any and all loss, liability, cost or expense (including reasonable attorneys' fees) arising out of any claim that the indemnifying party incurred any such fees, commissions or charges.

         Section 4.6 Bulk Transfer Compliance. Inasmuch as the Seller has agreed to duly pay, perform and discharge any liabilities and obligations associated with the Inventory, the Purchaser and the Seller hereby mutually agree to waive compliance with the provisions of any bulk sales or similar law, if any. The Seller covenants and agrees to indemnify and save harmless the Purchaser from and against any and all loss, liability, cost and expense

(including reasonable attorneys' fees) arising out of noncompliance with any such laws.


                                    ARTICLE V

                              CONDITIONS TO CLOSING

         Section 5.1 Conditions to the Purchaser's Obligations. The obligations of the Purchaser and AASI to complete the Closing are contingent upon the fulfillment of each of the following conditions on or before the Closing Date, except to the extent that the Purchaser may, in its absolute discretion, waive any one or more thereof in whole or in part:

         (a) Instruments of Transfer. The Seller shall have delivered to the Purchaser such assignments, bills of sale, certificates of title and other instruments of transfer, all in form reasonably satisfactory to the Purchaser, as are necessary to fully and effectively convey to the Purchaser all of the Subject Assets in accordance with the terms hereof.

         (b) Consents. The consents described in the Disclosure Schedule hereto, and all other consents required for the Seller to perform its obligations hereunder, shall have been obtained in form reasonably satisfactory to the Purchaser.

         (c) Opinion of Seller's Counsel. The Purchaser shall have received from counsel for the Seller an opinion dated as of the date of Closing in form and substance satisfactory to the Purchaser and its counsel, to the effect that:

                  (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of Florida.

                  (ii) Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction, if any, in which the ownership or leasing of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing would not have a material adverse effect on the condition (financial or otherwise), earnings, operations, business or business prospects of Seller taken as a whole. Seller has all corporate power and authority necessary to engage in the business in which it is presently engaged and to execute, deliver and perform its obligations under this Agreement.

                  (iii) Execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action, corporate or otherwise, by Seller and Shareholders. This Agreement and the transactions contemplated hereby are legal, valid and binding obligations of Seller and Shareholders, enforceable against Seller and Shareholders in accordance with their terms except as enforcement may be limited by general equitable principles or bankruptcy, insolvency or similar laws affecting creditors' rights generally. Seller has all requisite power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby. All necessary corporate proceedings of Seller have been taken to authorize the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby.

                  (iv) Seller has good and marketable title to the Subject Assets transferred hereunder, free and clear of all liens, charges, security interests, encumbrances and other defects in title, has the right to convey such property to the Purchaser, and, at the Closing, shall have conveyed to the Purchaser good and marketable title to such property free from all Encumbrances;

                  (v) Except as is disclosed in this Agreement, the Disclosure Schedule or Exhibits hereto, to the best knowledge of such counsel, Seller is not in violation or default of any provision of its Articles of Incorporation or ByLaws or of any provision of any instrument or contract to which it is party or by which it is bound or, of any provision of any federal, state or local judgment, writ, decree, order, law, statute, rule or government regulation, applicable to it. To the best knowledge of such counsel, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a violation or default under any such provision or an event which results in the creation of any lien, charge of encumbrance upon any asset of Seller. No consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with any federal, state, local or other governmental authority or any court or other tribunal is required by Seller for the execution, delivery or performance by Seller of this Agreement or the transactions contemplated hereby. To the best knowledge of such counsel, no consent of any party to any contract, agreement, instrument, lease, license, arrangement or understanding to which Seller is a party, or to which any of its properties or assets are subject, is required for the execution, delivery or performance of this Agreement or the transactions contemplated hereby.

                  (vi) Except as disclosed in this Agreement, the Disclosure Schedule or the Exhibits hereto, such counsel is not aware of any pending or threatened action, suit, proceeding or investigation before any court or any public, regulatory, or governmental agency, authority or body, involving Seller or any of its existing officers or directors and such counsel do not know of any legal matter or government proceedings regarding Seller.

         In rendering such an opinion, counsel for Seller may rely (i) as to matters of fact, to the extent they deem proper, on certificates of responsible officers of Seller; and (ii) to the extent they deem proper, upon written statements or certificates of officers of departments of various jurisdictions having custody of documents respecting the corporate existence or good standing of Seller, provided that copies of any such statements or certificates shall be delivered to counsel for the Purchaser.

         (d) No Material Adverse Change. On the date of Closing, there shall not have occurred any event or condition materially and adversely affecting the financial condition, results of operations or business prospects of the Seller from those reflected on the enclosed Financial Statements, except for matters resulting from adverse changes in economic conditions affecting businesses generally.

         (e) No Adverse Proceedings. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened against any of the parties to this Agreement, or any of the principals, officers or directors of any of them, or any of the Subject Assets seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

         (f) Articles of Incorporation, Bylaws, and Minutes. The Seller shall have delivered to the Purchaser the Articles of Incorporation, the Bylaws, and the corporate minutes of the Seller, along with a certificate, dated as of the Closing Date, certifying as to the accuracy and completeness of such corporate documents.

         (g) Corporate Documents. The Seller shall deliver to the Purchaser at the Closing the following:

                  (i) a good standing certificate issued by the Secretary of the State of Florida with respect to the Seller;

                  (ii) certified copies of resolutions of the shareholders and board of directors of the Seller authorizing the execution, delivery and performance by the Seller of this Agreement, the conveyance of the Subject Assets and the transactions contemplated hereby; and

                  (iii) a certificate of the Seller certifying that each of the obligations of the Seller to be performed on or before the Closing pursuant to this Agreement shall have been duly performed as of the Closing.

         (h) Other Assurances. The Seller shall have delivered to the Purchaser such other and further certificates, assurances and documents as the Purchaser or AASI may reasonably request in order to evidence the accuracy of the Seller's representations and warranties, the performance of its covenants and agreements to be performed at or prior to the Closing, and the fulfillment of the conditions to the Purchaser's obligations.

         Section 5.2 Conditions to the Seller's Obligations. The obligations of the Seller to complete the Closing are contingent upon the fulfillment of each of the following conditions on or before the Closing Date, except to the extent that the Seller may, in its absolute discretion, waive any one or more thereof in whole or in part:

         (a) Payment of Purchase Price and Delivery of Stock. The Purchaser and AASI shall have paid to the Seller the Purchase Price at Closing and delivered the shares of AASI stock, described in Section 1.3, within ten (10) business days of the Closing.

         (b) Employment Agreement. Purchaser shall enter into an employment agreement with Anton K. Khoury and Hanna K. Khoury substantially in the form of
Exhibit 5.2(b) hereto.

         (c) No Adverse Proceedings. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against any of the parties to this Agreement, or any of the principals, officers or directors of any of them, or any of the Subject Assets, seeking to restrain, prevent or change the transactions contemplated hereunder or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

         (d) Other Assurances. The Purchaser shall have delivered to the Seller such other and further certificates, assurances and documents as the Seller may reasonably request in order to evidence the accuracy of the Purchaser's representations and warranties, the performance of its covenants and agreements to be performed at or prior to the Closing, and the fulfillment of the conditions to the Seller's obligations.

         (e) Opinion of the Purchaser's Counsel. The Purchaser shall have furnished the Seller with an opinion, dated the date of Closing, of Gray, Layton, Kersh, Solomon, Sigmon, Furr & Smith, P.A., counsel for the Purchaser and AASI, in form and substance satisfactory to the Seller and its counsel, to the effect that: (i) the Purchaser and AASI are corporations duly organized, validly existing and in good standing under the laws of Florida and Delaware respectively and has all requisite power and authority to execute and deliver this Agreement and to perform their obligations under this Agreement; (ii) all corporate or other proceedings required by law, the Articles of Incorporation and By-laws of Purchaser and AASI or by the provisions of this Agreement to be taken by the Purchaser and AASI on or before the date of Closing, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transaction contemplated by this Agreement, have been duly and validly taken; (iii) the Purchaser and AASI have the legal power and authority to consummate this transaction; and (iv) this transaction is exempt from the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

                                   ARTICLE VI

                                 INDEMNIFICATION

         Section 6.1 Indemnification by the Seller and Shareholders. Subject to the procedures and limitations set forth in this Article VI, the Seller and Shareholders, jointly and severally, hereby agree to indemnify and save harmless the Purchaser from and against any and all liabilities, losses, claims, judgments, damages, expenses and costs (including, without limitation reasonable counsel fees and costs and expenses incurred in connection therewith through both trial and appellate proceedings) (a "Loss") incurred by the Purchaser or AASI arising after the Closing out of any of the following:

         (a) Breach of Warranty. The falsity or incorrectness of any representation or warranty made by the Seller or Shareholders in this Agreement or in any instrument or document delivered by the Seller or Shareholders to the Purchaser pursuant to this Agreement;

         (b) Breach of Covenants. The Seller's failure to duly perform any covenant or agreement to be performed by it under this Agreement or under any instrument or document delivered by the Seller to the Purchaser pursuant to this Agreement;

         (c) Excluded Liabilities. The Excluded Liabilities and any other liability or obligations, or alleged liability or obligations, of the Seller; or

         (d) Claims Against Subject Assets. Any levy or other claim by any third party against or with respect to the Subject Assets, or any other claim by any third party against the Purchaser, arising out of any act or omission or alleged act or omission of the Seller or Shareholders prior to the Closing.

         The Purchaser shall not be entitled to assert any claim under this
Article VI until such cumulative Losses exceed Twenty-Five Thousand Dollars ($25,000.00), but Purchaser shall thereafter be entitled to recover the full amount of such damages in accordance with the provisions of this Article VI.

         To the extent that it has a material impact on the Purchaser, the Purchaser shall have the right to be put in the same financial position as it would have been (net of any benefits to the Purchaser, including tax benefits) in had each of the representations and warranties of the Seller and Shareholders been true and correct or had the Seller or Shareholders not breached any representations, warranties, covenants or agreements.

         Section 6.2 Survival of the Seller's and Shareholders' Warranties. Unless otherwise expressly stated to the contrary herein, the representations and warranties of the Seller and Shareholders made in this Agreement or in any instrument or document delivered by the Seller or Shareholders to the Purchaser pursuant to this Agreement shall survive three (3) years from the date of the Closing.

         Section 6.3 Indemnification by the Purchaser. After the Closing, the Purchaser agrees that it will indemnify and save harmless the Seller from and against any and all loss, liability, damages, cost or expense (including, without limitation reasonable counsel fees and costs and expenses incurred in connection therewith through both trial and appellate proceedings) incurred by the Seller (net of any benefits to the Seller, including tax benefits) arising out of the Purchaser's breach of any of its representations, warranties, covenants and agreements in this Agreement or in any document delivered by the Purchaser to the Seller hereunder.

         The Seller shall not be entitled to assert any claim under this Article VI until such cumulative losses exceed Twenty-Five Thousand Dollars ($25,000.00), but Seller shall thereafter be entitled to recover the full amount of such damages in accordance with the provisions of this Article VI.

         Section 6.4 Matters Involving Third Parties. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Article, then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged. Within 15 days after the Indemnified Party has given notice of the matter the Indemnifying Party may notify the Indemnified Party that the Indemnifying Party is going to cure the matter and release the Indemnified Party from any and all liability with respect thereto. In the event any Indemnifying Party notifies the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (A) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (B) the Indemnified Party may retain separate co-counsel (at its cost), (C) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and
(D) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event the Indemnifying Party fails to notify the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate. Under this circumstance, the indemnified party is entitled to recover all costs and fees incurred in the defense of the matter, if any.

                                   ARTICLE VII

                                  MISCELLANEOUS

         Section 7.1 Merger Clause. This Agreement contains the final, complete and exclusive statement of the agreement between the parties with respect to the transactions contemplated herein and all prior or contemporaneous written or oral agreements with respect to the subject matter hereof are merged herein.

         Section 7.2 Amendments. No change, amendment, qualification or cancellation hereof shall be effective unless in writing and executed by each of the parties hereto by their duly authorized officers.

         Section 7.3 Press Releases and Announcements. No party shall issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing party will advise the other party prior to making the disclosure).

         Section 7.4 Benefits and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

         Section 7.5 Notices. All notices, requests and demands and other communications hereunder must be in writing and shall be deemed to have been duly given when (i) personally delivered, (ii) when forwarded by Federal Express, Airborne or another private carrier which maintains records showing delivery information, (iii) when sent via facsimile transmission but only if a written or facsimile acknowledge of receipt is received by the sending party, or
(iv) when placed in the United States Mails and forwarded by Registered or Certified Mail, return receipt requested, postage prepaid, addressed to the party to whom such notice is being given at the following addresses:


AS TO THE SELLER:                     American Jet Engine Services, Inc.
                                      ATTN:  Mr. Anton K. Khoury
                                                 Mr. Hanna K. Khoury
                                      13495 SW 139 Court
                                      Miami, FL  33186

WITH COPY TO:                         R. Lawrence Bonner
                                      Homer & Bonner, P.A.
                                      3400 NationsBank Tower
                                      100 Southeast 2nd Street
                                      Miami, FL  33131

AS TO THE PURCHASER:                  American Aircarriers Support,
                                               Incorporated
                                      Attn:  Karl F. Brown
                                      P. O. Box 7566
                                               Charlotte, NC  28241

WITH COPY TO:                         David M. Furr
                                      Gray, Layton, Kersh, Solomon,
                                        Sigmon, Furr & Smith, P.A.
                                      P. O. Box 2636
                                      Gastonia, NC  28053-2636


Any party may change the address(es) to which notices to it are to be sent by giving notice of such change to the other parties in accordance with this Section.

         Section 7.5 Captions. The captions are for convenience of reference only and shall not be construed as a part of this Agreement.

         Section 7.6 Governing Law. This Agreement shall be construed, interpreted, enforced and governed by and under the laws of the State of Florida.

         Section 7.7 Submission to Jurisdiction. Each of the parties submits to the jurisdiction of any state or federal court sitting in Miami/Miami-Dade County, Florida in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto by suit on the judgment or in any other manner provided by law.

         Section 7.8 No Third-Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any person who or which is not a party hereto (or a permitted assign or successor to such party).

         Section 7.9 Section, Exhibit and Schedule Reference. All of the Exhibits and Schedules hereto referred to in this Agreement are hereby incorporated herein by reference and shall be deemed and construed to be a part of this Agreement for all purposes. The inclusion of an item in one Section, Exhibit or Schedule shall be deemed to be inclusion of that item on each and every Section, Exhibit or Schedule to which that item applies, whether or not that item is specifically cross-referenced in the Exhibit or Schedule.

         Section 7.10 Severability. The invalidity or unenforceability of any one or more phrases, sentences, clauses or provisions of this Agreement shall not affect the validity or enforceability of the remaining portions of this Agreement or any part thereof.

         Section 7.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Seller and the Purchaser have each caused this Agreement to be executed by their respective duly authorized officers under seal, all as of the day and year first above written.

                                         SELLER:

ATTEST:                                  AMERICAN JET ENGINE SERVICES, INC.


\s\ Hanna K. Khoury                      By \s\ Anton K. Khoury
----------------------------------       --------------------------------------
         Secretary                                     President

                                         SHAREHOLDERS:

                                            /s/ Anton K. Khoury       (SEAL)
                                         --------------------------------------
                                         ANTON K. KHOURY


                                            /s/ Hanna K. Khoury        (SEAL)
                                         --------------------------------------
                                         HANNA K. KHOURY




                                         PURCHASER:

ATTEST:                                  AMERICAN AIRCARRIERS SUPPORT
                                         ACQUISITION II CORP.


   /s/ David M. Furr                     By /s/ Karl F. Brown
----------------------------------       --------------------------------------
         Secretary                                     President


ATTEST:                                  AMERICAN AIRCARRIERS SUPPORT,
                                                  INCORPORATED


   /s/ David M. Furr                     By /s/ Karl F. Brown
----------------------------------       --------------------------------------
         Secretary                                     President